CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ARCHER AVIATION INC. Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware Archer Aviation Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify: FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) and (ii) declaring the Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolutions setting forth the proposed amendment is as follows: “RESOLVED, the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows: The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 1,710,000,000 shares, consisting of (a) 1,700,000,000 shares of common stock (the “Common Stock”), including (i) 1,400,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 300,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”). “RESOLVED, there shall be a new Article IX of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows: At no time shall more than 25% of the voting interest of the Company be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended or interpreted by the Department of Transportation, its predecessors or successors, from time to time (“Non U.S. Citizens”). In the event that Non U.S. Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Company, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Company is in compliance with applicable law and regulations relating to the ownership or control of a U.S. air carrier. The Bylaws shall contain provisions to implement this Article IX, including, without limitation, provisions restricting or prohibiting transfer of shares of Voting Stock to Non U.S. Citizens, provisions restricting or removing voting rights as to shares of Voting Stock owned or controlled by Non U.S. Citizens, and such other measures as may be required to ensure compliance with applicable law and regulations related to the ownership and control of U.S. air carriers. The Company shall take all necessary or desirable actions within its control, including the amendment of the Bylaws, as warranted, to ensure that the Company is in compliance with applicable law and regulations related to the ownership and control of U.S. air carriers. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Company and any stockholder for purposes of this Article IX. As used in this Article IX of this Amended and Restated Certificate of Incorporation, “Voting Stock” of the Company means the Common Stock and any shares of Preferred Stock of the Company entitled to vote on matters generally referred to the stockholders for a vote. SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment. THIRD: The Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL

FOURTH: That except as amended hereby, the provisions of the Corporation’s Amended and Restated Certificate of Incorporation shall remain in full force and effect. IN WITNESS WHEREOF, I have signed this Certificate of Amendment on this 26th day of December, 2024.

Archer Aviation Inc. /s/ Adam Goldstein___________________________ Adam Goldstein Founder, Chief Executive Officer and Director